Exhibit 99.1

CONTACT:

Jill Smith	Peyton Marshall
Director, Corporate Communications	EVP and Chief Financial Officer
240.449.1250	617.926.1551
jsmith@panacos.com	pmarshall@panacos.com

Panacos to Present at Bear Stearns Healthcare Conference

Watertown, MA (August 31, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, will present at the 20th Annual Bear Stearns Healthcare Conference to be held from September 10-11 at The Grand Hyatt in New York, NY. Dr. Alan W. Dunton, Panacos’ President and CEO, will present a corporate overview and provide a development update at 2:00 p.m. EDT on September 10.

A link to the webcast of Panacos’ presentation will be available for 30 days on the Company’s web site at www.panacos.com.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action,

Panacos to Present at Bear Stearns Healthcare Conference – Page 2

bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in clinical testing and a research program to develop oral HIV fusion inhibitors.

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